Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release	investors@istarfinancial.com

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Launches Offering of Convertible Senior Notes and

Concurrent Share Repurchase

NEW YORK — November 13, 2013 — iStar Financial Inc. (NYSE: SFI) announced today that it has launched a private offering, subject to market and other conditions, of $175 million of Convertible Senior Notes due November 15, 2016, plus up to an additional $25 million of Convertible Senior Notes if the initial purchasers exercise their option to purchase additional notes in full. The Company intends to use the net proceeds of the offering, along with available cash on hand, to redeem its $201 million aggregate principal amount of 5.70% unsecured Senior Notes due March 2014. The Company also indicated that it intends to repurchase up to 1.7 million shares of its common stock with cash on hand concurrent with the offering of the notes in privately negotiated transactions with purchasers of the notes.

This communication does not constitute an offer to purchase or sell any securities, nor does it constitute the solicitation of an offer to purchase or sell any securities. This communication also shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The notes are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the shares of iStar common stock issuable upon conversion of the notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States except pursuant to an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

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